Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Bright Horizons Family Solutions Inc., of our report dated June 21, 2013 relating to the financial statements of Kidsunlimited Group Limited, which appear in the Current Report on Form 8-K/A of Bright Horizons Family Solutions Inc. dated June 21, 2013, which is incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Manchester, United Kingdom

March 25, 2014